                                                                     EXHIBIT 4.4
                                 CANADA BUSINESS
                                CORPORATIONS ACT

                                     FORM 4

                              ARTICLES OF AMENDMENT
                               (SECTION 27 OR 177)

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1 -      Name of the Corporation                                                        2 -      Corporation No.

         WORKSTREAM INC.                                                                326278-2
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3 -      The articles of the above-named corporation are amended as follows:
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(a) to create an unlimited number of Class A Preferred Shares, issuable in Series, which, as a class, shall have attached thereto the rights, privileges, restrictions and conditions as set out in Schedule I attached hereto;

(b) to create an unlimited number of Class A, Series A Preferred Shares which shall have attached thereto the rights, privileges, restrictions and conditions as set out in Schedule II attached hereto.








----------------------------------------------------------------------------------------------------------------------------
Date                                       Signature                                4 - Capacity of
                                           /s/ Michael Mullarkey
November 7, 2002                                                                    Chief Executive Officer
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For Departmental Use Only                  Printed Name
Filed
                                           MICHAEL MULLARKEY
-----------------------------------------------------------------------------------

                                   SCHEDULE I
                           TO ARTICLES OF AMENDMENT OF
                                 WORKSTREAM INC.

                         CLASS A PREFERRED SHARES RIGHTS


         The Class A Preferred Shares, as a class, shall have attached thereto the following rights, privileges, restrictions and conditions:

1. Directors' Authority to Issue in One or More Series

   The board of directors of the Corporation may issue the Class A Preferred Shares at any time and from time to time in one or more series. Before the first shares of a particular series are issued, the board of directors of the Corporation shall fix the number of shares in such series and shall determine, subject to the limitations set out in the articles, the designation, rights, privileges, restrictions and conditions to be attached to the shares of such series including, without limitation, the rate or rates, amount or method or methods of calculation of dividends thereon, the time and place of payment of dividends, whether cumulative or non-cumulative or partially cumulative and whether such rate, amount or method of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment of dividends, the consideration and the terms and conditions of any purchase for cancellation, retraction or redemption rights (if any), the conversion or exchange rights attached thereto (if any), the voting rights attached thereto (if any), and the terms and conditions of any share purchase plan or sinking fund with respect thereto. Before the issue of the first shares of a series, the board of directors of the Corporation shall send to the Director (as defined in the Canada Business Corporations Act) articles of amendment containing a description of such series including the designation, rights, privileges, restrictions and conditions determined by the board of directors of the Corporation.

2. Ranking of Class A Preferred Shares

   No rights, privileges, restrictions or conditions attached to a series of Class A Preferred Shares shall confer upon a series a priority in respect of dividends or return of capital over any other series of Class A Preferred Shares then outstanding. The Class A Preferred Shares shall be entitled to priority over the Common Shares of the Corporation and over any other shares of the Corporation ranking junior to the Class A Preferred Shares with respect to priority in the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs. If any cumulative dividends or amounts payable on a return of capital in respect of a series of Class A Preferred Shares are not paid in full, the Class A Preferred Shares of all series shall participate rateably in respect of such dividends, including accumulations, if any, in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full; provided however, that in the event of there being insufficient assets to satisfy in full all such claims to dividends and return of capital, the claims of the holders of the Class A Preferred Shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends. The Class A Preferred Shares of any series may also be given such other preferences, not inconsistent with sections 1 and 2 hereof, over the Common Shares and over any other shares ranking junior to the Class A Preferred Shares as may be determined in the case of such series of Class A Preferred Shares.

                                   SCHEDULE II

                           TO ARTICLES OF AMENDMENT OF

                                 WORKSTREAM INC.

                       CLASS A, SERIES A PREFERRED SHARES

                                  SHARE RIGHTS

         The first series of Class A Preferred Shares of the Corporation shall consist of an unlimited number of Class A Preferred Shares which shall be designated as Series A Convertible Preferred Shares (hereinafter referred to as the "Series A Shares") which shall have attached thereto the following rights, privileges, restrictions and conditions:

1.1 Liquidation

1.1.1 Liquidation Payments. The following amounts ("Series A Liquidation Payments") shall be payable with respect to Series A Shares upon the occurrence of a Liquidation Event, subject to the other terms set out below:

1.1.1.1 Upon the occurrence of a Liquidation Event, the holders of any Series A Shares shall be entitled in preference to the holders of Common Shares or any shares ranking junior to the Series A Shares, and pari passu in respect of the holders of any other series of Class A Preferred Shares, to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes an amount equal to two (2) times the Original Series A Issue Price for each Series A Share held by them (such amount to be proportionately adjusted for stock splits, stock dividends, stock combinations, stock recapitalizations and similar events), together with all declared but unpaid dividends thereon.

1.1.1.2 If all assets of the Corporation shall be insufficient to permit the payment in full to the holders of Class A Preferred Shares of all amounts so distributable to them, then the entire assets of the Corporation available for such distribution shall be distributed rateably among the holders of Class A Preferred Shares, pari passu, in proportion to the full preferential amount each such holder is otherwise entitled to receive.


1.1.1.3 After the payment referred to in Section 1.1.1.1 has been made in full to such holders of Series A Shares, or funds necessary for such payment have been set aside by the Corporation in trust for the exclusive benefit of such holder so as to be available for such payment, any assets remaining available for distribution will be distributed ratably among the holders of Class A Preferred Shares and Common Shares.

1.1.1.4 After conversion of any Series A Shares into Common Shares pursuant to the rights attaching to such Series A Shares as set out in the Articles, the holder of such Series A Shares shall not be entitled to the preferential payment or distribution which is described in this Subsection 1.1.1 but shall share ratably in any distribution of the assets of the Corporation among the holders of Common Shares.

1.1.2 Distribution Other than Cash. Whenever the distributions provided for in this Section 1.1 shall be payable in property other than cash, the value of such distribution shall (i) in the case of publicly traded securities, be equal to the average of the closing sale price of such securities on their principal exchange over the thirty (30) business days immediately preceding the effective date of the Liquidation Event, or (ii) in all other cases, be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

1.1.3 Sale of Assets as Liquidation, Etc. The sale of all or substantially all of the Corporation's property and assets or the acquisition of the Corporation by another entity (including, without limitation, any reorganization, merger or consolidation) resulting in the exchange of all of the outstanding shares of the Corporation for securities issued or other consideration paid, by the acquiring entity or any affiliate thereof (except for a merger or consolidation after the consummation of which the shareholders of the Corporation own at least 51% of the voting securities of the surviving corporation or its parent corporation) shall be deemed to be a Liquidation Event for purposes of this Section 1.1.

1.1.4 Notice. Written notice of any proposed Liquidation Event stating an estimated payment date, the amount of the Series A Share Liquidation Payments and the place where such Series A Share Liquidation Payments shall be payable, shall be delivered to the holders of Series A Shares not less than 30 days prior to the proposed date of such proposed Liquidation Event.

1.2 Conversion.

         The holders of Series A Shares shall have conversion rights as follows (the "Series A Conversion Rights"):

1.2.1 Optional Conversion.

1.2.1.1 Optional Conversion. Each Series A Share shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the Original Series A Issue Date at the office of the Corporation or any transfer agent for the Series A Shares, and after a registration statement for the Common Shares issued upon conversion is effected by the Securities Exchange Commission into such number of fully paid and non-assessable Common Shares as is determined by making the following calculation: each Series A Share shall be converted into that number of fully paid and non-assessable Common Shares determined by multiplying each such share by the ratio determined by dividing the Original Series A Issue Price by the Series A Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The Series A Conversion Price at which Common Shares will be deliverable upon conversion of Series A Shares without the payment of any additional consideration by the holder thereof shall initially be US$3.00 per Common Share.

1.2.1.2 Adjustments to Series A Conversion Price. The Series A Conversion Price shall be subject to the following adjustments:

1.2.1.2.1 the anti-dilution adjustments prescribed by Subsection 1.2.3 hereof;
          and

1.2.1.2.2 the adjustment prescribed by Subsection 1.2.4 to account for any unpaid dividends on the Series A Shares, as such dividends may be declared pursuant to Subsection 1.4.1 hereof;

          notwithstanding any adjustment provisions set forth herein, in no event shall the Series A Conversion Price be more than 80% of the market price of the Common Shares of the Corporation for the 5 days immediately preceding the date of conversion.

1.2.1.3 Mechanics of Optional Conversions. Before any holder of Series A Shares shall be entitled to convert the same into Common Shares, the holder shall surrender the certificate or certificates therefor at the office of the Corporation or of any transfer agent for Series A Shares, and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the holder's name or the name or, subject to any legal or contractual restrictions on transfer thereof, names of the holder's nominees in which the holder wishes the certificate or certificates for Common Shares to be issued. On the date of conversion, all rights with respect to the Series A Shares so converted shall terminate, except for any of the rights of the holder thereof, upon surrender of the holder's certificate or certificates therefor, to receive certificates for the number of Common Shares into which such Series A Shares have been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by the holder's attorney duly authorized in writing. No fractional Common Share shall be issued upon the optional conversion of Series A Shares. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Series A Conversion Price. The Corporation shall, as soon as practicable after surrender of the certificate or certificates for conversion, issue and deliver at such office to such holder of Series A Shares, or, subject to any legal or contractual restrictions on transfer thereof, to the holder's nominee or nominees, a certificate or certificates for the number of Common Shares to which the holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of Series A Shares to be converted, and the person or persons entitled to receive the Common Shares issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Shares on such date.

1.2.2 Automatic Conversion.

1.2.2.1 Automatic Conversion. Each Series A Share shall be converted automatically into Common Shares at the then effective Series A Conversion Price for each such Series A Share:

1.2.2.1.1 Immediately prior to or contemporaneously with the closing of an offering or offerings (a "Qualified PO") pursuant to a receipted prospectus under the Securities Act (Ontario), as amended, or similar document filed under other applicable securities laws in Canada or the United States, covering the offer and sale to the public of Common Shares into which the Series A Shares may be converted and/or for the account of the Corporation in which:

1.2.2.1.1.1 the Common Shares are listed on the Toronto Stock Exchange, the New
            York Stock Exchange, or the American Stock Exchange, or quoted on NASDAQ or any combination thereof;

1.2.2.1.1.2 the minimum gross proceeds to the Corporation from such offering or offerings is/are not less than US$20,000,000; and

1.2.2.1.1.3 the offering price of the Common Shares in such offering shall be not less than US$7.00 per Common Share (as adjusted for any stock, split, stock dividend, stock combinations, stock recapitalization and similar events); or

1.2.2.1.2 at the election of the holders of at least 66-2/3% of the Series A Shares, collectively as a single series.

1.2.2.2 Mechanics of Automatic Conversions. Upon the occurrence of an event specified in Subsections 1.2.2.1.1 or 1.2.2.1.2, all the Series A Shares shall be converted automatically without any further action by the holders of the Series A Shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that all holders of Series A Shares being converted shall be given written notice of the occurrence of an event specified in Subsection 1.2.2.1 including the date such event occurred (the "Automatic Conversion Date"), and the Corporation shall not be obligated to issue certificates evidencing the Common Shares issuable upon such conversion unless certificates evidencing such Series A Shares being converted are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or any transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith and, if the Corporation so elects, provides an appropriate indemnity bond. On the Automatic Conversion Date, all rights with respect to the Series A Shares so converted shall terminate, except for any of the rights of the holder thereof, upon surrender of the holder's certificate or certificates therefor, to receive certificates for the number of Common Shares into which such Series A Shares have been converted. Upon the automatic conversion of the Series A Shares, the holders of such Series A Shares shall surrender the certificates representing such shares at the office of the Corporation or of its transfer agent. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by the holder's attorney duly authorized in writing. Upon surrender of such certificates, the Corporation shall promptly issue and deliver to such holder, in such holder's name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of Common Shares into which the Series A Shares surrendered were convertible on the Automatic Conversion Date. No fractional Common Share shall be issued upon the automatic conversion of Series A Shares. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price. Such conversion shall be deemed to have been made upon the occurrence of any event described in Subsection 1.2.2.1, and the person or persons entitled to receive the Common Shares issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Shares at such time.

1.2.3 Adjustments to Series A Conversion Price.

1.2.3.1 Special Definitions. For purposes of this Subsection 1.2.3, the following definitions shall apply:

        "Additional Common Shares" shall mean all Common Shares issued (or, pursuant to Subsection 1.2.3.3, deemed to be issued) by the Corporation after the Original Series A Issue Date, other than:

        (i) Common Shares issued or issuable upon conversion of any Convertible Securities or exercise of any Options outstanding on the Original Series A Issue Date; and

        (ii) any Common Shares allotted for issuance, issued or issuable pursuant to the existing stock purchase or option plans of the Corporation as at the Original Series A Issue Date or pursuant to any increase thereof, or any new stock purchase or option plan, approved thereafter by holders of a majority of the outstanding shares of all classes.

1.2.3.2 No Adjustment of Conversion Price. No adjustment in the number of Common Shares into which the Series A Shares is convertible shall be made by the adjustment of the Series A Conversion Price thereof: (i) unless the Consideration Per Share (as defined herein) for an Additional Common Share issued or deemed to be issued by the Corporation is less than the Series A Conversion Price for the Series A Share in effect immediately prior to the issued of such Additional Common Shares, or (ii) if prior to such issuance, the Corporation receives written notice from the holders of at least 66 2/3% of the then outstanding Series A Shares, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Common Shares.

1.2.3.3 Deemed Issue of Additional Common Shares.

1.2.3.3.1 Options and Convertible Securities. In the event the Corporation at any time or from time to time after the Original Series A Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class or series of securities entitled to receive any such Options or Convertible Securities (other than as contemplated by Subsection 1.2.3.1 hereof), then the maximum number of Common Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Shares issued as of the time of issue of such Options or Convertible Securities or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Common Shares are deemed to be issued:

1.2.3.3.1.1 no further adjustment of the Series A Conversion Price shall be made upon the subsequent issue of Convertible Securities or Common Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

1.2.3.3.1.2 if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the Consideration (as defined in Subsection 1.2.3.6), payable to the Corporation, or decrease in the number of Common Shares issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

1.2.3.3.1.3 upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

            (A) in the case of the Convertible Securities or Options for Common
                Shares, the only Additional Common Shares issued were the Common Shares, if any, actually issued upon the exercise of such

                Options or the conversion or exchange of such Convertible Securities and the Consideration received therefor was the Consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the Consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional Consideration, if any, actually received by the Corporation upon such conversion or exchange; and

            (B) in the case of Options for Convertible Securities, only the
                Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the Consideration received by the Corporation for the Additional Common Shares deemed to have been then issued was the Consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the Consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

1.2.3.3.2 no readjustment pursuant to Subsections 1.2.3.3.1.2 or 1.2.3.3.1.3 above shall have the effect of increasing the Series A Conversion Price to an amount which exceeds the lower of (i) the Series A Conversion Price on the original adjustment date; or (ii) the Series A Conversion Price that would have resulted from any issue of Additional Common Shares between the original adjustment date and such readjustment date;

1.2.3.3.3 in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Series A Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in subsection 1.2.3.3.1.3(A) above; and

1.2.3.3.4 if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Series A Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Series A Conversion Price shall be adjusted pursuant to this Section 1.2.3 as of the actual date of their issue.

1.2.3.4 Stock Dividends, Stock Distribution and Subdivisions. In the event the Corporation at any time or from time to time after the Original Series A Issue Date shall declare or pay any dividend or make any other distribution on the Common Shares payable in Common Shares or effect a subdivision of the outstanding Common Shares (by reclassification or otherwise other than by payment of a dividend in Common Shares), then and in any such event, Additional Common Shares shall be deemed to have been issued:

1.2.3.4.1 in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class or series of securities entitled to receive such dividend or distribution; or

1.2.3.4.2 in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

          If such record date shall have been fixed and no part of such dividend shall have been paid on the date fixed therefor, the adjustment previously made in the Series A Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Series A Conversion Price shall be adjusted pursuant to this Subsection 1.2.3 as of the time of actual payment of such dividend.

1.2.3.5 Adjustment of the Series A Conversion Price Upon Issue of Additional Common Shares. In the event that at any time or from time to time after the Original Series A Issue Date and prior to the closing of a Qualified IPO, the Corporation shall issue Additional Common Shares (including, without limitation, Additional Common Shares deemed to be issued pursuant to Subsection 1.2.3.3 but excluding Additional Common Shares deemed to be issued pursuant to 1.2.3.4, which event is dealt with in 1.2.3.7), without consideration or for a Consideration Per Share which is less than the Series A Conversion Price, then and in such event, such Series A Conversion Price shall be reduced, concurrently with such issue, to the lowest consideration per share received by the Corporation for any such Additional Common Shares.

1.2.3.6 Determination of Consideration. For purposes of this Subsection 1.2.3, the consideration (the "Consideration") received or receivable by the Corporation for the issue of any Additional Common Shares shall be computed as follows:

1.2.3.6.1 Cash and Property. Such Consideration shall:

1.2.3.6.1.1 insofar as it consists of cash, be computed at the aggregate amounts of cash received or receivable by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

1.2.3.6.1.2 insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

1.2.3.6.1.3 in the event Additional Common Shares are issued together with other shares, securities or other assets of the Corporation for consideration which covers the Additional Common Shares and the other shares, securities or other assets, be the proportion of such consideration so received or receivable, computed as provided in Subsections 1.2.3.6.1.1 and 1.2.3.6.1.2 above, allocable to such Additional Common Shares as determined in good faith by the Board of Directors.

1.2.3.6.2 Additional Common Shares other than Options and Convertible Securities. The Consideration per share (the "Consideration Per Share") for the issue of any Additional Common Shares other than Options and Convertible Securities shall be the Consideration for the issue of any Additional Common Shares other than Options or Convertible Securities, divided by the total number of such Additional Common Shares issued by the Corporation in exchange therefor.

1.2.3.6.3 Options and Convertible Securities. The Consideration per share (also the "Consideration Per Share", as the context requires) for Additional Common Shares deemed to have been issued pursuant to Subsection 1.2.3.3.1, relating to Options and Convertible Securities, shall be computed by dividing (x) the Consideration for the issue of such Options or Convertible Securities, plus the aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such Consideration), payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (y) the number of Additional Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

1.2.3.7 Adjustment of the Series A Conversion Price for Dividends, Distributions, Subdivisions, Combinations or Consolidations of Common Shares.

1.2.3.7.1 Stock Dividends, Distributions or Subdivisions. In the event the Corporation shall be deemed to have issued Additional Common Shares pursuant to Subsection 1.2.3.4 in a stock dividend, stock distribution or subdivision, the Series A Conversion Price in effect immediately before such deemed issue shall, concurrently with the effectiveness of such deemed issue, be proportionately decreased.

1.2.3.7.2 Combinations or Consolidations. In the event the outstanding shares of Common Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Shares, the Series A Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

1.2.3.7.3 Adjustment for Reclassification, Exchange or Substitution. In the event that at any time or from time to time after the Original Series A Issue Date, the Common Shares issuable upon the conversion of Series A Shares shall be changed into the same or a different number of shares of any class or series of stock, whether by capital reorganization, reclassification, or otherwise other than a merger, consolidation, or sale of assets provided for in Subsection 1.1.3 above, then and in each such event the holder of any Series A Shares shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by the holder of a number of Common Shares equal to the number of Common Shares into which such Series A Shares might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

1.2.3.8 No Impairment. The Corporation shall not, by amendment of its Articles or through any reorganization, transfer of assets, consolidation, amalgamation, merger, dissolution, issue or sale of securities or any other voluntary action, including, without limitation, voluntary bankruptcy proceedings, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section 1.2 and in the taking of all such action as may be necessary or appropriate in order to protect the Series A Conversion Rights under this Section 1.2 against impairment.

1.2.3.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 1.2, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each affected holder of Series A Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any affected holder of Series A Shares, furnish or cause to be furnished to such holder a like certificate setting forth
        (i) such adjustments and readjustments; (ii) the number of Common Shares

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                                       13

        and the amount, if any, of other property which at the time would be received upon the conversion of each Series A Share; (iii) any amendment to the Articles of the Corporation that may adversely affect the rights of the holders of the Series A Shares; and (iv) the Series A Conversion Price at the time in effect.

1.2.3.10 Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall deliver to each holder of Series A Shares at least twenty (20) days prior to such record date a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

1.2.3.11 Common Shares Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Shares such number of Common Shares as shall from time to time be sufficient to effect conversion of the Series A Shares, as adjusted from time to time.

1.2.3.12 Certain Taxes. The Corporation shall pay any issue or transfer taxes duly payable by the Corporation in connection with the conversion of Series A Shares, provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the holder of the Series A Shares.

1.2.3.13 Closing of Books. The Corporation shall at no time close its transfer books against the transfer of any Series A Shares or any Common Shares issued or issuable upon the conversion of any Series A Shares in any manner that interferes with the timely conversion or transfer of any Series A Shares or Common Shares.

1.2.4 Adjustment for Declared But Unpaid Dividends. The Series A Conversion Price shall be reduced, on a per share basis, to a price (calculated to the nearest cent) equal to the Series A Conversion Price in effect at such time for a Series A Share less any unpaid dividends on such Series A Share, as declared pursuant to Subsection 1.4.1 hereof. For greater certainty, the adjustment shall exclude any dividends paid in cash by the Corporation to the holders of the Series A Shares in accordance with

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                                       14

      Subsection 1.4.1 hereof. The Corporation shall account for this adjustment only at such time as the Series A Shares are converted into Common Shares in accordance with Subsection 1.2.1 or 1.2.2 above and the Corporation shall not be required to issue a certificate relating to the adjustment prescribed by this section in accordance with Subsection 1.2.3.9 above.

1.2.5 Notwithstanding anything contained herein to the contrary, the aggregate number of Common Shares issued upon conversion and exercise of the Future Priced Securities (as defined below) cannot equal or exceed 20% of the Common Shares outstanding immediately before the issuance of a Future Priced Security, unless the Corporation has obtained prior shareholder approval for such issuance. In the event the aggregate number of Common Shares that would be issued upon conversion and exercise of the Future Priced Securities equals or exceeds 20% of the Common Shares so outstanding, and the Corporation has failed to obtain prior shareholder approval for such issuance, then the number of Common Shares which the holders of the Future Priced Securities would be entitled to acquire through the conversion and exercise of the Future Priced Securities shall be reduced on a pro rata basis (in proportion to a fraction, the numerator of which shall be the total number of Common Shares issuable to the holder of a Future Priced Security upon exercise and conversion of such holder's Future Priced Security, and the denominator of which shall be the aggregate number of Common Shares issuable upon exercise and conversion of all of the Future Priced Securities) so that the aggregate number of Common Shares issuable upon exercise and conversion of the Future Priced Securities does not equal or exceed 20% of the Common Shares outstanding immediately before the first issuance of a Future Priced Security. For purposes of this Subsection, "Future Priced Securities" shall mean the 8% senior subordinated secured convertible notes (the "Notes") and common stock purchase warrants issued in connection with the transactions contemplated by the Amended and Restated Securities Purchase Agreement dated as of May 14, 2002 by and among the Corporation and the purchasers set forth on Schedule A thereto, and the Corporation's Class A Preferred Shares issuable upon conversion of the Notes.

1.3 Voting Rights

1.3.1 Voting Rights. In addition to the rights of holders of Series A Shares to vote as a separate series or as a member of the separate class of Class A Preferred Shares in accordance with applicable law, each holder of outstanding Series A Shares shall be entitled to notice of any meeting of shareholders and shall be entitled to the number of votes equal to the number of whole Common Shares into which each such Series A Share held by such holder could be converted on the date for determination of shareholders entitled to vote at the meeting or on the date of any written consent. Except as otherwise required by law, holder of the Series A Shares and any other outstanding series of Class A Preferred Shares shall vote together with the holders of Common Shares as a single class upon any matter submitted to the shareholders for a vote.

1.3.2 Change of Rights, Etc. Attaching to Series A Shares. The Corporation shall not add to, change or remove any right, privilege, restriction or condition attaching to the Series A Shares as a class without a resolution signed by the holders of at least two-thirds (2/3) of the Series A Shares or passed by the affirmative vote of at least two-thirds (2/3) of the votes cast by holders of Series A Shares voting separately as a class at a meeting of the holders of the Series A Shares duly called for that purpose.

1.3.3 Consents and Approvals. In addition to any other rights provided by law, for so long as any Series A Shares are outstanding, the Corporation shall not, without the prior written consent or affirmative vote of the holders of not less that two-thirds (2/3) of the then outstanding Series A Shares, voting as a separate class:

1.3.3.1 effect or obligate itself to effect, any merger, sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets of the Corporation (which shall include any effective transfer of assets regardless of the structure of any such transaction as a license or otherwise), or any consolidation, amalgamation, merger or other reorganization involving the Corporation resulting the shareholder of the Corporation owning less than fifty percent (50%) of the voting securities of the surviving corporation or its parent corporation;

1.3.3.2 authorize or issue any new or existing class or classes or series of shares having any preference or priority as to dividends or liquidation preferences superior to or on a parity with any such preference or priority of the Series A Shares, or authorize or issue shares or any bonds, debentures, notes or other obligations convertible into or exchangeable for, any share of the Corporation having any preference or priority as to dividends or liquidations preferences superior to or on a parity with any such preference or on a parity with any such preference or priority of the Series A Shares;


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                                       16

1.3.3.3 increase or decrease the authorized number of shares of Series A Shares; or

1.3.3.4 declare or pay any dividend on any security of the Corporation or redeem or purchase any of its shares, except pursuant to an agreement to repurchase Common Shares held by an employee, director or consultant of the Corporation upon termination of their employment or services with the Corporation.

1.3.4 Board Representation. The holders of record of Series A Shares, voting as a separate class, shall be entitled to elect one (1) director of the Corporation. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the Series A Shares shall constitute a quorum of such Series A Shares. A vacancy in any directorship elected solely by the holders of Series A Shares shall be filled only by vote or written action in lieu of meeting of the holders of Series A Shares.

1.3.5 Formalities of Shareholder Meeting. The formalities to be observed with respect to the giving of notice of any such meeting or any adjourned meeting, the quorum required therefor and the conduct thereof shall be those from time to time prescribed by the by-laws of the Corporation with respect to meetings of shareholders, or if not so prescribed, as required by the Act as in force at the time of the meeting. On every poll taken at every meeting of the holders of the Class A Preferred Shares as a class, or at any joint meeting of the holders of two or more series of Class A Preferred Shares, each holder of Series A Shares entitled to vote thereat shall have one vote in respect of each Series A Share held.

1.4 Dividends

1.4.1 The holders of outstanding Series A Shares shall be entitled to receive equally, share for share, as and when declared by the Board of Directors and out of the funds legally available therefore, non-cumulative dividends at an annual rate equal to (i) 0.08 multiplied by (ii) the Original Series A Issue Price. No dividends shall be declared or paid to the holders of Common Shares unless a dividend at the rate specified in this section 1.4 is declared on the Series A Shares and the holders of Series A Shares have been paid in full all of the dividends to which they are entitled.

1.4.2 Notwithstanding anything contained herein to the contrary, no holder of Series A Shares that were originally issued in connection with a specific Purchase Agreement (as defined below) shall cast a number of votes with respect to those shares on any matter on which the holders of Series A

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                                       17

      Shares vote together with the holders of Common Shares in excess of that number determined by (i) dividing (A) the aggregate dollar amount paid (directly or by application of principal and interest on convertible notes of the Corporation) to the Corporation (by such holder or a prior transferor) in connection with the initial issuance by the Corporation of such Series A Shares held by such holder by (B) the applicable closing bid price (adjusted for any stock dividends, stock splits or similar transactions after such date) for the Corporation's Common Shares as reported by the Nasdaq Small Cap Market (or other automated quotation system or exchange on which the Common Shares may then be quoted or listed) on the date that a definitive agreement was signed between such holder or a prior transferor and the Corporation (a "Purchase Agreement") whereby the Corporation agreed to the initial issuance of the Series A Shares currently held by such holder or the convertible securities which were converted into the Series A Shares currently held by such holder, as applicable, and (ii) dividing that quotient by the number of Series A Shares (adjusted for any stock dividends, stock splits or similar transactions after such date) that the Corporation actually issued to such holder or a prior transferor, directly or upon conversion of its convertible securities, pursuant to such Purchase Agreement, and (iii) multiplying that quotient by the number of Series A Shares currently held by such holder which were originally acquired by such holder or a prior transferor from the Corporation, directly or upon conversion of convertible securities, pursuant to such Purchase Agreement. If as a result of the foregoing calculation, the maximum number of votes to which a holder of Series A Shares is entitled to cast includes (a) a fraction equal to or greater than one-half, then the number of votes it shall be entitled to cast shall be rounded up to the next whole number, or (b) a fraction less than one-half, then the number of votes it shall be entitled to cast shall be rounded down to the next whole number. Nothing contained herein shall limit or otherwise restrict the right of any holder of Series A Shares to convert any Series A Shares held by it into Common Shares or the voting rights that it will have as a holder of the Common Shares upon such conversion.

1.5 Optional Redemption

1.5.1 From and after the date one (1) year plus one (1) day after the Original Series A Issue Date, the Corporation may, at its entire discretion, repurchase all, but not less that all, of the issued and outstanding Series A Shares from the holders thereof at a purchase price for each such Series A Share equal to a twenty-five percent (25%) per annum premium above the Original Series A Issue Price (the "Redemption Price"). Such election may be made only by delivering to the holders of the then outstanding Series A Shares a written notice signed by an authorized officer of the Corporation (the "Redemption Notice").

1.5.2 The holders of Series A Shares shall have thirty (30) days from their receipt of a Redemption Notice to effectuate a conversion of their Series A Shares into Common Shares and not participate in the redemption.

1.5.3 Within forty five (45) days of its delivery of the Redemption Notice, the Corporation shall redeem all the Series A Shares from the remaining holders of Series A Shares out of funds legally available for such purpose by paying to the holder an amount per Series A Share equal to the number of Series A Shares held by the holder multiplied by the Redemption Price. Concurrent with the payment of the Redemption Price, the holders shall deliver their Series A Share certificates to the Corporation.

1.6 Notices.

         All notices, requests, consents, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given, made and received (a) when delivered against receipt; (b) upon transmitter's confirmation of the receipt of a facsimile transmission, which shall be followed by an original sent otherwise in accordance with this Section 1.6; (c) upon confirmed delivery by a standard overnight carrier; or (d) upon expiration of 5 business days after the date when deposited in the mail, first class postage prepaid, addressed to the Corporation at its registered office or at such other address of which the Corporation may notify the holders of Series A Shares from time to time, or if to a holder of Series A Shares or Common Shares, to such holder's address as shown by the records of the Corporation.

2.1 Defined Terms

    In  this Schedule:

    (a) "Act" means the Canada Business Corporations Act;

    (b) "Articles" means the articles of incorporation of the Corporation, as amended from time to time;

    (c) "Automatic Conversion Date" has the meaning set out in Subsection
        1.2.2.2;

    (d) "Class A Preferred Shares" means the Class A Preferred Shares of any series in the capital of the Corporation;

    (e) "Common Shares" means the common shares in the capital of the Corporation;

    (f) "Convertible Securities" shall mean any evidences of indebtedness, shares of capital stock (other than Common Shares) or other securities directly or indirectly convertible into or exchangeable for Common Shares other than Series A Shares;

    (g) "Consideration" has the meaning set out in Subsection 1.2.3.6;

    (h) "Consideration Per Share" has the meaning, as the context requires, set out in Subsections 1.2.3.6.2 and 1.2.3.6.3;

    (i) "Corporation" means Workstream Inc. or its successors, including without limitation, a successor created by amalgamation, merger or court order;

    (j) "Liquidation Event" means the voluntary or involuntary occurrence and continuation of any of the following:

        (i)  the liquidation, dissolution or winding-up of the Corporation; and

        (ii) any event deemed to be a Liquidation Event pursuant to Subsection
             1.1.3 hereof.

    (k) "NASDAQ" means the NASDAQ National Market;

    (l) "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Shares or Convertible Securities;

    (m) "Original Series A Issue Date" means [insert date of subscription];

    (n) "Original Series A Issue Price" means $100.00 per Series A Share;

    (o) "Person" means an individual, partnership, corporation, trust, unincorporated association, joint venture, governmental agency or other entity;

    (p) "Qualified PO" has the meaning set out in Subsection 1.2.2.1.1;

    (q) "Redemption Notice" has the meaning set out in Subsection 1.5.1;

    (r) "Redemption Price" has the meaning set out in Subsection 1.5.1;

    (s) "Series A Conversion Price" means, initially, $3.00 per share, as such price may be adjusted from time to time in accordance with Subsections
        1.2.1.2 and 1.2.3 hereof;

    (t) "Series A Conversion Rights" has the meaning set out in Section 1.2;

    (u) "Series A Liquidation Payments" has the meaning set out in Subsection 1.1.1;

    (v) "Series A Shares" means the Class A, Series A Preferred Shares in the capital of the Corporation.
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                                       20

         This Schedule, as from time to time amended, shall be read without regard to paragraph headings, which are included for ease of reference only, and with all changes in gender and number permitted by the context.